EXHIBIT 10.1

SERVICES AGREEMENT

Between:	SunSi Energies Inc. a corporation duly incorporated in the State of Nevada, having a head office located at is 45 Main Street, Suite 309, Brooklyn New York, 11201; (Hereinafter called “SunSi”)

And:	Jason Allen Williams Residing at 5800 Camino Del Sol, #207 Boca Raton, Florida 33433 (Hereinafter called the “Williams”)

WHEREAS, SunSi wishes to retain Williams to assist SunSi Energies Inc’s senior management and board of directors with SunSi’s business in China and US Public Company matter;

WHEREAS, Williams will act as Chief Financial Officer to SunSi and to undergo all task and responsibility required in relation with responsibility.

THE PARTIES AGREE AS FOLLOWS:

1.
ENGAGEMENT OF WILLIAMS.
SunSi hereby retains the services of Williams to serve in accordance with the terms contained herein. Said service will start as of October 17th 2011 and will continue for a period of 3 years.

2.
DUTIES OF WILLIAMS.
Williams hereby agrees to use the best of his abilities and knowledge to advise SunSi’s senior management and board of directors on Accounting, Financial and business issues relating to SunSi’s business. Williams’s services may include advice and recommendations, but all decisions in connection with the implementation of such advice and recommendations shall be the responsibility of SunSi. Therefore, Williams will execute strictly his duties under SunSi's instructions and SunSi will be responsible for the actions taken.

Williams agrees to keep all information pertaining to SunSi and its business and all discussions and documents about SunSi strictly confidential. Williams will be available to travel anywhere to render the required Services. All communication, travelling and other expenses related to the execution of Williams’ duties will be SunSi's charge and these expenses will be reimbursed at the minimal on a monthly basis.

3.
AUTHORIZATION.
Williams hereby agrees to allow SunSi to use Williams’ name, photo and biography in regulatory filings, prospectus, company brochures, publications, web site, public relations releases, etc. as required may by SunSi’s management.

4.	REMUNERATION. SunSi hereby agrees to pay Williams for his full time services, the following:

a)	5,000$ US per month (Exclusive of expenses that needs to be approved prior or as per standard budgeted expenses).

b)	Milestone Bonus

i.	An amount of shares to be determined and agreed when SunSi have completed $30mm in gross cumulative financing;
ii.	An amount of shares to be determined and agreed when SunSi have achieved 100,000 MT per year of production of TCS;
iii.	An amount of shares to be determined and agreed when SunSi have achieved 140,000 MT per year of production of TCS;
iv.	An amount of shares to be determined and agreed when SunSi have reached $150mm per year in consolidated annual revenue.

5.
CONFIDENTIAL INFORMATION.
Williams acknowledges that he will obtain valuable, confidential or proprietary information concerning SunSi Energies Inc. and its Subsidiaries as a result of work and responsibility and that the disclosure of such information could cause SunSi irreparable injury.  To protect SunSi from such injury, Williams agrees to execute the Confidentiality and Nondisclosure Agreement attached hereto as Attachment A (the “Confidentiality Agreement”), which shall be expressly incorporated by reference into this Agreement; provided however that the Confidentiality Agreement shall survive termination of this Agreement.

6.
NO CONFLICT OF INTEREST.
SunSi does not expect Williams to offer advice on any matter or participate in any meeting that creates a conflict of interest. Further, Williams represents and warrants that his service as an Employee or consultant does not and will not violate any agreement or arrangement with any prior employer or other person or entity, and that he is not subject to any existing nondisclosure, developments, noncompetition, non-solicitation or other similar agreements, either written or oral, except as has been fully disclosed to SunSi in writing prior to execution of this Agreement. SunSi is aware that Williams is already working with other mandate but Williams has undertaken that other mandate will not interfere in any ways with the present mandate.

7.
BUSINESS OPPORTUNITIES.
Williams agrees that without the consent of SunSi, he will not, on his own behalf or on behalf of any other party, participate in, engage in, or usurp business opportunities of which he becomes aware as a result of or in conjunction with his interactions with SunSi or its officers, directors or employees.  If Williams, or a party with which he is affiliated, has a plan to participate in or engage in a business opportunity that is under consideration by SunSi, Williams agrees to disclose to SunSi promptly the existence of the conflict or potential conflict of interest.

8.
MISCELLANEOUS.

(a) Williams agrees with SunSi that Williams is and will be construed as an employee of SunSi for the Services he will give to SunSi pursuant to this Agreement.

(b) Williams and SunSi agree that this Agreement contains the entire understanding and the whole agreement between the parties hereto and all previous negotiations, representations, warranties, arrangements and statements (if any) whether expressed or implied are superseded by this Agreement. Williams also agrees to sign any and all other agreement to give the present agreement full effect.

(c) Non-Exclusivity: This agreement shall not preclude or limit in any way the right of Williams to provide consulting or other services of any kind or nature whatsoever to any individual or entity as Williams in its sole discretion deems appropriate.

(d) Term: Unless terminated sooner in accordance with its terms, this agreement shall terminate exactly one year after its signature at which time both parties will be able to negotiate a new contract for a next phase if desired.

This agreement may be terminated by either party at any time with or without cause by giving written notice to the other party of at least thirty (30) days

(e) Payment of invoice: Williams’s invoices are due upon presentation.  Invoices for which payment is not received within thirty (30) days of the invoice date shall accrue interest of 1½% per month (18% per annum).  Without limiting its rights or remedies, Williams shall have the right to suspend or terminate, in whole or in part, its services if payment is not received within thirty (30) days of the invoice date.

This Agreement shall be construed in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, this Agreement has been executed on this 17th of October 2011.

SUNSI ENERGIES INC.

By:	/s/ Richard St. Julien
Richard St. Julien Chairman and Vice President

Jason Allen Williams
/s/ Jason Williams

CONFIDENTIALITY AND NONDISCLOSURE AGREEMENT

This Confidentiality and Nondisclosure Agreement ("Agreement") made as of this 9th day of February, 2010, by and between SUNSI ENERGIES INC., a Nevada corporation ("SunSi"), with principal offices Suite 309, #45 Main Street, Brooklyn, New York, USA, 11201 and Jason Allen Williams ("Williams"), with a mailing address at Residing at 5800 Camino Del Sol, #207, Boca Raton, Florida 33433.

During the course of their discussions and dealings, Williams may be exposed to or come into possession of information that is confidential and proprietary to SunSi (as further defined below, "Protected Information").  In consideration of the mutual promises set forth in this Agreement, SunSi and Williams agree as follows:

1.  Protected Information Defined; Exclusions.

               (a) "Protected Information" shall mean:  (i) all proprietary information, in whatever form and format, of SunSi and its affiliated and related companies; (ii) all information marked or designated by SunSi as confidential;  (iii) all information, whether in written or other tangible form and whether designated as confidential or unmarked, and which is treated by SunSi  as confidential; and (iv) all information provided to SunSi  by third parties which SunSi  is obligated to keep confidential.  Without limiting the foregoing, Protected Information includes trade secrets as defined under the Uniform Trade Secrets Act, all information relating to Company’s suppliers and customers, inventions, discoveries, trade secrets, ideas, drawings, specifications, techniques, models, data, programs, documentation, software, processes, know-how, customer lists, marketing plans and financial information.

(b) Notwithstanding Section 1(a), Protected Information shall exclude any information that (i) is or becomes part of the public domain through no act or failure to act on the part of Williams; (ii) is furnished to Williams by a third party without restriction on disclosure, where such third party obtained such information and the right to disclose it to the receiving party without violation of any rights which SunSi  may have in such information; or (iii) has been independently developed by Williams, before or after the execution of this Agreement, without violation of any rights which SunSi  may have in such information.

2.  Williams's Obligations.   Following the receipt of Protected Information obtained by Williams from SunSi or another source, Williams shall (a) not disclose Protected Information, directly or indirectly, to any third person without the express written consent of SunSi , (b) hold and maintain Protected Information in trust and confidence for the benefit of SunSi , (c) not copy, transmit, reproduce, summarize, quote or make any commercial or other use of any Protected Information, except for the benefit of SunSi , (d) disclose Protected Information to its employees only on a need to know basis, and (e) inform all persons having access to Protected Information of the confidential nature thereof and of Williams's obligations hereunder, and shall take reasonable security precautions and such other actions as may be necessary to insure that there is no use or disclosure of Protected Information in violation of this Agreement.  All confidential and non-use obligations contained in this Section 2 shall expire only at such time as the relevant Protected Information ceases to be Protected Information through no fault of Williams.

3.   Property of SunSi; Williams's Information.

(a) All Protected Information shall remain the sole property of SunSi.  Upon request, Williams will return to SunSi all items and material in Williams's possession or control which contain any Protected Information.  Any copies of such items or material shall also be returned, and any copies in computer files or other form that cannot be returned shall be destroyed and certified as such by Williams.

(b) Williams agrees not to disclose any information, which is confidential to any third party.  SunSi shall be free to use and to disclose in any way it deems appropriate any information, documents, or work product provided to SunSi by Williams without accounting to Williams.

4.  No Rights.  Nothing contained in this Agreement shall be construed as granting or conferring any right, title, or interest, in any Protected Information, patent, trademark, or copyright or other proprietary right that is now or subsequently owned by SunSi

5.  Non-solicitation.   For a period of two (2) years from the date of this Agreement, Williams will not, directly or indirectly, without the prior written consent of SunSi, encourage or induce any employee of SunSi to leave SunSi’s employ.

6.  Term and Termination.  This Agreement shall become effective on the date of execution by SunSi and Williams and remain in effect for so long as any of the Protected Information remains confidential or proprietary to SunSi.

7.  Injunctive Relief.  Each party acknowledges and agrees that the release of Protected Information in violation of this Agreement may cause irreparable harm for which SunSi may not be fully or adequately compensated by recovery of monetary damages.  Accordingly, in the event of any such violation or threatened violation SunSi shall be entitled to injunctive relief from a court of competent jurisdiction in addition to any other remedy available at law or in equity.

8.  Attorneys' Fees.  If any action at law or in equity is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover, at trial and on appeal, reasonable attorneys' fees, costs and disbursements in addition to any other relief that may be granted.

9.  Subpoenas.  Williams agrees that if it is served with any subpoena or other compulsory judicial or administrative process calling for production or disclosure of Protected Information, it will immediately notify SunSi in order that SunSi may take such action as it deems necessary to protect its interest.

10. Miscellaneous.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.  This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement.  All modifications to this Agreement must be in writing, signed by the parties hereto.  Neither party shall assign, transfer or delegate its rights or duties under this Agreement without the prior written consent of the other party.  Each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict of law principles.

The parties have executed this Agreement as of the date first written above.

SUNSI ENERGIES INC.

By:	/s/ Richard St. Julien
Richard St. Julien Chairman and Vice President

Jason Allen Williams:
/s/ Jason Williams
(signature)